Exhibit 99.1
1511 N. Westshore Blvd, Suite 900
Tampa, Florida 33607
(813) 830-7700
www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL: AIH
Monday May 14, 2007	TRADED: AMEX
ABLEST INC. REPORTS FIRST QUARTER 2007 RESULTS
     TAMPA, Fla., May 14 — Ablest Inc. (Amex: AIH) today announced that revenue for the 13-week fiscal first quarter ended April 1, 2007, decreased 12.2 percent to $31.5 million from revenue of $35.9 million in the 14-week fiscal first quarter of 2006. Net loss for first quarter 2007 was $290,000 or $0.10 per diluted share compared to net income of $348,000 or $0.12 per diluted share for the first three months of 2006.
     Kurt R. Moore, president and chief executive officer, said, “The net loss for the quarter is attributable to both incremental professional fees expense approximating $626,000 relating to the Special Committee of the Board of Directors evaluation of buyout proposals and other strategic alternatives and continuing weakness in the homebuilding, furniture and consumer products markets. In addition, the first quarter of 2006 contained 14 weeks as compared with 13 weeks in 2007. Nonetheless, we expect business conditions to improve as 2007 progresses. Our new business pipelines are healthy and existing customers are indicating increasing demand for our services over the remainder of the year.”
About Ablest
     Ablest is a leader in workforce services; creating and delivering local solutions that enable companies to compete and win in an ever-changing business world. Services are provided through its Staffing Services and Professional Services Divisions. Staffing Services offers customers a range of employment services in the office and light industrial sectors including employee assessment and selection, training, managed services and vendor-on-premise (VOP) programs. Professional Services offers employment and consulting services in the Information Technology and Finance and Accounting sectors. Ablest’s Services focus on improving customer performance in the areas of quality, efficiency and cost-reduction within their workforce. Ablest supplies more than 35,000 field employees and consultants to approximately 2,000 businesses annually through 62 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Management’s estimates and assumptions are based on historical experience and other factors believed to be reasonable under the circumstances. The following important factors, among others, could affect future results and events, causing those results and events to differ materially from those expressed or implied in our forward-looking statements: business conditions and competitive factors in our customers’ industries, our ability to successfully expand into new markets and offer new service lines, the availability of qualified personnel, the non-exclusive, short-term nature of our customers’ commitments, economic and political conditions and unemployment levels in the United States and other countries, increases in payroll related costs, including state unemployment insurance and workers compensation insurance, obsolescence or impairment of our information systems, our ability to successfully invest in and implement information systems, the cost of and our ability to comply with Section 404 of the Sarbanes-Oxley Act of 2002, liabilities under our self-insurance program, and other factors that we may not have currently identified or quantified. In addition, readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the company’s business.
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PAGE 2 / ABLEST INC. REPORTS FIRST QUARTER 2007 RESULTS
ABLEST INC.
Condensed Statements of Operations
(Amounts in thousands except share and per share amounts)
(Unaudited)

	For the Thirteen Week	For the Fourteen Week
	Period Ended	Period Ended
	April 1, 2007	April 2, 2006

Net service revenues	$31,473	$35,864
Cost of services	25,790	29,753

Gross profit	5,683	6,111

Selling, general and administrative expenses	6,300	5,551

Operating (loss) income	(617)	560

Other:
Interest income (expense), net	—	—
Miscellaneous income (expense), net	4	1
Other income (expense)	4	1

(Loss) income before income taxes	(613)	561

Income tax (benefit) expense	(323)	213

Net (loss) income	$(290)	$348

Basic net (loss) income per common share	$(0.10)	$0.12

Diluted net (loss) income per common share	$(0.10)	$0.12

Weighted average number of common shares used in computing net income per common share
Basic	2,916,112	2,879,764

Diluted	2,958,890	2,935,050

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PAGE 3 / ABLEST INC. REPORTS FIRST QUARTER 2007 RESULTS
ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)

	April 1, 2007	December 31, 2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,350	$3,040
Accounts receivable, net	14,605	17,564
Prepaid expenses and other current assets	476	439
Current deferred tax asset	1,504	1,323

Total current assets	20,935	22,366

Property and equipment, net	3,330	3,259
Deferred tax asset	871	592
Goodwill	1,283	1,283
Other assets	65	64

Total assets	$26,484	$27,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$408	$375
Income taxes payable	—	296
Accrued insurance	1,923	2,965
Accrued wages	2,463	1,995
Other current liabilities	659	566

Total current liabilities	5,453	6,197

Other liabilities	262	261

Total liabilities	5,715	6,458

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at April 1, 2007 and December 31, 2006	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,382,833 and 3,385,153 shares issued and outstanding including shares held in treasury at April 1, 2007 and December 31, 2006, respectively	169	169
Additional paid-in capital	5,589	5,636
Retained earnings	17,121	17,411
Treasury stock at cost; 457,729 shares held at April 1, 2007 and December 31, 2006	(2,110)	(2,110)

Total stockholders’ equity	20,769	21,106

Total liabilities and stockholders’ equity	$26,484	$27,564

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SOURCE:	Ablest Inc.
CONTACT:	John Horan, Vice President and Chief Financial Officer
813/830-7700 or jhoran@ablest.com/